Exhibit 3.2  Articles of Designation


                            ARTICLES OF DESIGNATION

                                       of

                            SERIES A PREFERRED STOCK

                                       of

                            AZTEC OIL & GAS, INC.

                    Pursuant to Section 78.195 of the
                Revised Statutes of the State of Nevada

     AZTEC OIL & GAS, INC., a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), does hereby certify that, pursuant to the authority conferred on its board of directors (the "Board of Directors") by its articles of incorporation (the "Articles of Incorporation"), as amended, and in accordance with Section 78.195 of the Revised Statutes of the State of Nevada ("NRS"), the Board of Directors (or, as to certain matters allowed by law, a duly authorized committee thereof) adopted the following resolution establishing a series of 100,000 shares of Preferred Stock of the Corporation designated as "Series A Preferred Stock."

       RESOLVED, that pursuant to the authority conferred on the Board of Directors of this Corporation (the "Corporation") by the Articles of Incorporation, a series of Preferred Stock, $.001 par value, of the Corporation be and hereby is established and created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

Preferred Stock

      1. Designation and Amount. There shall be a series of Preferred Stock designated as "Series A Preferred Stock," and the number of shares constituting such series shall be 100,000. Such series is referred to herein as the "Preferred Stock."

      2. Stated Capital. The amount to be represented in stated capital at all times for each share of Preferred Stock shall be $.001.

      3. Rank. All shares of Preferred Stock shall rank pari passu with all of the Corporation's Common Stock, par value $.001 per share (the "Common Stock"), now or hereafter issued, as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, but not as to payment of dividends.

      4.  Dividends.  No dividend shall be declared or paid on the Preferred
Stock.

      5. No Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of any series of preferred stock, having a priority on liquidation superior to that of the Preferred Stock, the holders of shares of Preferred Stock shall be entitled to participate with the Common Stock in all of the remaining assets of the Corporation available for distribution to its stockholders, ratably with the holders of Common Stock in proportion to the number of shares of Common Stock held by them, assuming for each holder of Preferred Stock on the record date for such distribution that each holder was the holder of record of the number (including any fraction) of shares of Common Stock into which the shares of Preferred Stock then held by such holder are then convertible. A liquidation, dissolution, or winding-up of the Corporation, as such terms are used in this Section 5, shall not be deemed to be occasioned by or to include any merger of the Corporation with or into one or more corporations or other entities, any acquisition or exchange of the outstanding shares of one or more classes or series of the Corporation, or any sale, lease, exchange, or other disposition of all or a part of the assets of the Corporation..

       6. Voting Rights. Except as otherwise required by law, the shares of outstanding Preferred Stock shall have the number of votes equal to seventy percent (70%) of votes of all outstanding shares of capital stock such that the holders of outstanding shares of Preferred Stock shall always constitute 70% of the voting rights of the Corporation. Except as otherwise required by law or by these Articles, the holders of shares of Common Stock and Preferred Stock shall vote as separate classes and not together.

      7.  No Redemption.  The shares of Preferred Stock are not redeemable.

       8. Conversion Provisions. The holders of Preferred Stock shall not have right to convert any or all of the shares of Preferred Stock into any other class or series of security.

      9. Outstanding Shares. For purposes of these Articles of Designation, all shares of Preferred Stock shall be deemed outstanding except (i) from the date of surrender of certificates representing shares of Preferred Stock, all shares of Preferred Stock converted into Common Stock; and (ii) from the date of registration of transfer, all shares of Preferred Stock held of record by the Corporation or any subsidiary of the Corporation.

     10.  The Securities Act of 1933

     (a) Securities Not Registered. The shares of Preferred Stock have not been registered under the Securities Act of 1933 or the laws of any state of the United States and may not be transferred without such registration or an exemption from registration.

     (b) Restrictive Legends. Each share of Preferred Stock and certificate for Common Stock issued upon the conversion of any shares of Preferred Stock, and each preferred stock certificate issued upon the transfer of any such shares of Preferred Stock or Common Stock (except as otherwise permitted by this Section 10), shall be stamped or otherwise imprinted with a legend in substantially the following form:

"The securities represented hereby have not been registered under the Securities Act of 1933. Such securities may not be sold or transferred in the absence of such registration or an exemption therefrom under said Act."

     11. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

      IN WITNESS WHEREOF, Aztec Oil & Gas, Inc. has caused this certificate to be signed by its President, and its corporate seal to be hereunto affixed and attested by its Secretary, as of the 24th day of August, 2004.

AZTEC OIL & GAS, INC.

       [Corporate Seal]

By:
   ------------------------------------
     L. Mychal Jefferson, II, President



Attest:



By:
    -----------------------------
      Monica Jefferson, Secretary



ACKNOWLEDGMENT

STATE OF TEXAS
COUNTY OF HARRIS

       This instrument was acknowledged before me on August 24, 2004 by
L. Mychal Jefferson, II as President and Monica Jefferson as Secretary of Aztec Oil & Gas, Inc.


____________________________
Signature of notarial officer
My commission expires ______________

                                       (Seal)


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